Exhibit 99.1

Nanosphere, Inc.

4088 Commercial Avenue

Northbrook, IL 60062

NEWS

For Immediate Release

Nanosphere Announces Second Quarter 2012 Results

•	Gram-positive blood culture test cleared by the FDA on June 27th

•	Entered into marketing and distribution agreement in Europe with Thermo Fisher Scientific (refer to Nanosphere’s April 30th press release)

•	25 systems shipped in quarter; 166 cumulative systems placed

•	Revenue of $1.3 million compared to $0.5 million for the same quarter last year

NORTHBROOK, Ill., August 7, 2012 – Nanosphere, Inc. (NASDAQ: NSPH), a leader in the development and commercialization of advanced molecular diagnostics systems, today reported financial results for the second quarter ending June 30, 2012.

Revenues for the second quarter 2012 were $1.3 million compared to $0.5 million for the same period 2011. Revenue growth was attributable to new customer placements of the VerigeneSP System.

“As previously stated in the release of our preliminary quarterly results, we shipped 25 systems to new customers, bringing our cumulative number of systems placed to 166. We believe that our second quarter results were largely driven by the market’s enthusiasm and anticipation of our gram-positive test, which is the only test that identifies bacteria and antimicrobial resistant genes from a positive blood culture in hours as opposed to days,” commented William Moffitt, Nanosphere’s president and chief executive officer. “Given the clearance came in during the final days of the second quarter, we are particularly optimistic about our prospects for achieving the previously announced 40 to 60 projected system placements in the third quarter.”

Gross profit for the quarter ending June 30, 2012 was $461,000 or 34% of revenues, compared with $135,000 or 27% of revenues for the same period in 2011. System sales volume increased significantly this quarter and gains in efficiencies in manufacturing were achieved, resulting in the improvement of gross margin.

Operating expenses increased from $8.6 million in the second quarter of 2011 to $8.9 million in the second quarter of 2012, driven primarily by the expansion of our commercial organization to support our rapidly growing customer base.

Net loss for the second quarter of 2012 was $8.4 million, equivalent to the same period in 2011.

“With the acceleration of system sales this year and the continued improvement in gross margin, we are highly confident in our ability to better leverage our R&D and SG&A expense base and accelerate our progress on the path to achieve profitability,” said Roger Moody, Nanosphere’s chief financial officer.

Cash and equivalents at June 30, 2012 were $23.7 million. In July 2012, the company completed an underwritten public offering of common stock that added $26.9 million net proceeds. On a pro forma basis, cash and equivalents at June 30, 2012 was $50.6 million.

Conference Call Details

The company will hold a live conference call and webcast for investors on Tuesday, August 7, 2012 at 10:00 A.M., Eastern Time. The teleconference can be accessed by dialing 888-679-8034 (U.S./Canada) or 617-213-4847 (international), participant code 48059307. The call will also be broadcast live over the Internet and can be accessed by interested parties at the Investor Relations tab on the Nanosphere website: www.nanosphere.us. For interested individuals unable to join the call or webcast, a replay will be available through August 14, 2012 by dialing 888-286-8010 or for international calls 617-801-6888, pass code 17470166, or on the company’s website.

About Nanosphere, Inc.

Nanosphere develops, manufactures and markets an advanced molecular diagnostics platform, the Verigene® System, for detection of life threatening infections and cardiovascular diseases. This easy to use and cost effective platform enables simple, low cost and highly sensitive genomic and protein testing on a single platform. Nanosphere is based in Northbrook, IL. Additional information is available at http://www.nanosphere.us.

Except for historical information, the matters discussed in this press release are “forward-looking statements” and are subject to risks and uncertainties. Actual results could differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the following: (i) Nanosphere’s ability to develop commercially viable products; (ii) Nanosphere’s ability to achieve profitability; (iii) Nanosphere’s ability to produce and market its products; (iv) Nanosphere’s ability to obtain regulatory approval of its products; (v) Nanosphere’s ability to protect its intellectual property; (vi) competition and alternative technologies; and (vii) Nanosphere’s ability to obtain additional financing to support its operations. Additional risks are discussed in the Company’s current filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:

Investors:

Nanosphere, Inc.

Roger Moody, 847-400-9021

Chief Financial Officer

rmoody@nanosphere.us

or

Media

The Torrenzano Group

Ed Orgon, 212-681-1700

ed@torrenzano.com

Nanosphere, Inc.

Statements of Operations

(dollars and shares in thousands except per share data)

(Unaudited)

	Three Month Periods Ended June 30,		Six Month Periods Ended June 30,
	2012	2011	2012	2011
REVENUE:
Grant and contract revenue	$30	$—	$43	$54
Product sales	1,315	509	2,601	1,095

Total revenue	1,345	509	2,644	1,149
COSTS AND EXPENSES:
Cost of sales	884	374	1,797	865
Research and development	4,716	4,634	9,151	9,329
Sales, general, and administrative	4,196	3,940	8,221	8,290

Total costs and expenses	9,796	8,948	19,169	18,484

Loss from operations	(8,451)	(8,439)	(16,525)	(17,335)
OTHER INCOME (EXPENSE):
Foreign exchange gain (loss)	(1)	(7)	(2)	(11)
Interest income	13	11	27	22

Total other income (expense)	12	4	25	11

NET LOSS	$(8,439)	$(8,435)	$(16,500)	$(17,324)

Net loss per common share — basic and diluted	$(0.19)	$(0.23)	$(0.38)	$(0.54)
Weighted average number of common shares outstanding — basic and diluted	43,716	36,205	43,716	32,005

Nanosphere, Inc.

Condensed Balance Sheets

(dollars in thousands)

(Unaudited)

	June 30,	December 31,
	2012	2011
Cash and cash equivalents	$23,733	$39,273
Other current assets	5,864	3,434

Total current assets	29,597	42,707
Net property and equipment	3,202	4,522
Intangible assets — net of accumulated amortization	2,896	3,033
Other assets	75	75

Total assets	$35,770	$50,337

Total liabilities	$5,522	$4,728
Total stockholders’ equity	30,248	45,609

Total liabilities and stockholders’ equity	$35,770	$50,337